Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2016, with respect to the consolidated financial statements of ReachLocal, Inc. incorporated by reference in this Current Report on Form 8-K/A of Gannett Co., Inc. filed October 21, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Gannett Co., Inc. on Form S-3 (File No. 333-205323) and on Forms S-8 (File No. 333-205320, File No. 333-205321 and File No. 333-205322).

/s/ Grant Thornton LLP

Irvine, California

October 21, 2016